Exhibit 10.5

DATED JULY 6, 2010

F3 CAPITAL

and

VANTAGE DRILLING COMPANY

and

VANTAGE DEEPWATER COMPANY

and

VALENCIA DRILLING CORPORATION

and

TITANIUM EXPLORER COMPANY

Agreement in respect of the Drillship the “Dragon Quest”

THIS AGREEMENT is made as a Deed and is dated the 6th day of July, 2010

PARTIES

(1)

F3 CAPITAL, an exempted company incorporated with limited liability under the laws of the Cayman Islands having its registered office at c/o Campbell Corporate Services Limited, Scotia Centre, PO Box 268, Grand Cayman, KY1-1104, Cayman Islands (“F3”); and

(2)

VANTAGE DRILLING COMPANY, an exempted company incorporated with limited liability under the laws of the Cayman Islands, having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“VDC”); and

(3)	VANTAGE DEEPWATER COMPANY, an exempted company incorporated with limited liability having its registered office at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“VDWC”); and

(4)

VALENCIA DRILLING CORPORATION, a corporation organised under the laws of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island Majuro, Marshall Islands, MH 96960 (“Valencia”)

(5)	TITANIUM EXPLORER COMPANY, an exempted company incorporated with limited liability having its registered office at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Titanium”)

BACKGROUND

(A)	Valencia is the buyer of the Vessel (as defined below) pursuant to a shipbuilding contract dated 27 December 2007 with the Builder (as defined below).

(B)	In March 2009, Valencia and VDWC entered into the Management Agreement (as defined below) in respect of the Vessel.

(C)	On 4 February 2009, VDWC entered into the Drilling Contract (as defined below).

(D)	VDWC is the wholly owned subsidiary of VDC.

(E)	VDWC and VDC agree to do all such things as may be reasonably requested by Valencia and/or the Financier to facilitate financing for Valencia and the Vessel.

The Parties have agreed to enter into this Agreement to record the terms of such agreement.

AGREED TERMS

1	DEFINITIONS

1.1	In this Agreement, unless the context otherwise requires:

“Agreement” means this Agreement in respect of the Drillship the “Titanium Explorer” dated as of July 6, 2010, among F3, VDC, VDWC and Valencia.

“Builder” means Daewoo Shipbuilding and Marine Engineering Co. Ltd.

“Business Days” means any day (other than a Saturday, Sunday or national holiday) when banks are open in London, UK and Houston, Texas for the transaction of ordinary banking business.

“Construction Management Agreement” means the Agreement to Perform Construction Management Services in respect of drillship with hull number 3602 between Valencia and Titanium.

“Drilling Contract” means the drilling contract dated 4 February 2009 between Petrobras and VDWC in respect of drilling services to be performed by the Vessel.

“Financier” means any entity that Valencia enters into financing arrangements with in respect of itself or the Vessel.

“GAAP” means Republic of China generally accepted accounting principles with adjustments made where necessary to comply with United States generally accepted accounting principles as in effect from time to time.

“Management Agreement” means the management agreement dated March 2009 between Valencia and VDWC pursuant to which VDWC agreed to operate the Vessel on behalf of Valencia.

“Material Adverse Effect” means a change or effect in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business, or prospects which change (or effect), individually or in the aggregate, could reasonably be expected to materially and adversely affect the ability of VDC or VDWC to conduct its operations and carry on its business.

“Performance Guarantee” means the guarantee given by VDC as required under the terms of the Drilling Contract.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, or governmental authority.

“Petrobras” means Petrobras Venezuela Investments & Services B.V.

“Vessel” means the ultra deepwater drillship known as the “Dragon Quest” with the Builder’s hull number 3602.

1.2	Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.3	In this Agreement, unless the context otherwise requires, references to clauses are to be construed as references to clauses of this Agreement.

2	FINANCING OF VALENCIA AND THE VESSEL

2.1

In order that Valencia can seek to obtain the most favourable financing possible for the Vessel, each of VDC and VDWC hereby agree that they will each take all reasonable actions as are reasonably requested by Valencia and/or the Financier in order to facilitate such financing for the Vessel; provided, that neither VDC nor VDWC shall be required to (i) guarantee the obligations of any other Person, pledge any of their respective assets or incur any indebtedness, (ii) take any action or execute any document that would have a Material Adverse Effect or (iii) take any action that adversely affects its expected economic returns under the Management Agreement. This may include, but is not limited to, any of the following:

2.1.1

Valencia and VDWC agree that if reasonably requested by Valencia and/or the Financier, they shall amend the terms of the Management Agreement to incorporate such terms as the Financier may reasonably require in the course of taking standard international banking security, provided that such amendments:

2.1.1.1	allow for prompt payment when due of all reasonable operating expenses required for the operation of the Vessel under the Drilling Contract to be paid to VDWC in the normal course; and

2.1.1.2	do not require that the funds required for such operating expenses be included in any assignment of earnings.

2.1.2

VDWC agrees that if reasonably requested by the Financier, VDWC shall novate the Drilling Contract to Valencia, provided that such novation shall be subject to the prior satisfaction of the following conditions precedent:

2.1.2.1	VDWC using its reasonable efforts to obtain the consent of Petrobras to such novation; and

2.1.2.2

VDC ensuring that the Performance Guarantee is maintained for as long as it is required by Petrobras for the purposes of the Drilling Contract, and in such circumstances, Valencia shall (and does hereby agree to) indemnify, reimburse for and hold harmless VDC against any losses, costs, claims, expenses, damages, liabilities or demands that VDC may validly incur or suffer under the Performance Guarantee; provided, that,

a)

Valencia’s liability hereunder to VDC shall not in any event exceed the amount of its liability pursuant to the Management Agreement for any losses, costs, claims, expenses, damages, liabilities or demands that VDC may validly incur or suffer under the Performance Guarantee; and

b)

to the extent Valencia desires to dispose of the Vessel to an unrelated third party, F3 and Valencia shall first obtain, as a condition to such disposition, a release from Petrobras of VDC’s obligations under the Performance Guarantee; and

c)	F3 and Valencia shall enter into such written agreements to evidence the terms of this Section 2.1.2.2 as VDC may reasonably request; and

2.1.2.3

VDWC (or VDC or any of its subsidiaries) and Valencia will enter into an amended and restated version of the Management Agreement pursuant to which VDWC (or VDC or any of its subsidiaries) agrees to operate the Vessel on behalf of Valencia pursuant to Valencia’s obligations under the novated Drilling Contract (the “Amended Management Agreement”) and which will include such written arrangements as may be reasonably satisfactory to VDC to ensure that

(a) VDC will still receive, a sum equal to the amount of all Management Fees and Marketing Fees (both as defined in the Management Agreement) arising from time to time prior to or after the date hereof under the Management Agreement that VDWC would have received until the expiry of the Management Agreement (in accordance with its terms) had such novation not taken place; and

(b) in the event that the Amended Management Agreement is terminated early for Valencia’s convenience (i.e. before the term set out in the Amended Management Agreement and not for cause), VDC will receive prompt payment of all remaining Management Fee and Marketing Fees arising from time to time between the date of early termination and the end of the term of the Amended Management Agreement that VDWC would have received had the Amended Management Agreement not been terminated early.

The satisfaction of the provisions set forth in this Section 2.1.2.3 shall be evidenced by a written statement, signed by the Parties, indicating that such written arrangements satisfactory to VDC have been executed and delivered by the Parties.

2.2

Subject to the provisions of clause 2.1, if reasonably requested by Valencia and/or the Financier, VDWC, or any Affiliate of VDWC that is then party to the Management Agreement (in either case, the “MA Party”), will agree that its right to receive up to 75% of the Management Fee and the Marketing Fee (both as defined in the Management Agreement) that are payable to the MA Party under the Management Agreement, shall be assigned as collateral (on a non-recourse basis) as required by Valencia for financing of the Vessel, but otherwise permitted to be paid to the MA Party prior to the occurrence of a default under such financing. Any sums paid to and retained by the Financier pursuant to such assignment shall be referred to hereafter as the “Deferred Fees”. For the avoidance of doubt, the remaining 25% balance of the Management Fee and the Marketing Fee (both as defined in the Management Agreement) will be payable in accordance with the terms of the Management Agreement.

The principal amount of the Deferred Fees will accrue and will carry interest at the rate of 8 per cent per annum. The Deferred Fees plus the applicable interest will be reviewed annually on each anniversary of the commencement date of the Drilling Contract (each such anniversary being hereinafter referred to as a “DC Date”) and the Parties will endeavour to agree upon a method for payment of the Deferred Fees to the MA Party within 21 Business Days of each such anniversary. In the absence of agreement between the Parties at the end of such 21 Business Days period, the Deferred Fees plus the applicable interest will be paid to the MA Party by one of the following methods (but subject to the conditions set forth in Section 2.2.3.1 and 2.2.3.2 below and subject to the timely delivery of the financial statements set forth in Section 2.2.3 below if an election is made to pay the Deferred Fees in Ordinary Shares) at the election of F3 and Valencia:

2.2.1	In cash by Valencia; or

2.2.2	In cash by F3; or

2.2.3

by way of conversion into fully paid ordinary shares in Valencia (the “Ordinary Shares”) representing 2.5% (or (i) if the Deferred Fees are less than 75% of the total annual amount of the Management Fee and total annual amount of the Marketing Fee, or (ii) if any of the Deferred Fees have been settled in cash in accordance with clauses 2.2.1 or 2.2.2, such lesser proportion as is equal to the product of (A) 2.5% and (B) the quotient obtained by dividing (I) the total amount of Marketing Fees and Management Fees deferred and not paid in cash, by (II) the total amount of Marketing Fees and Management Fees as were due and payable during the year for which such calculation is to be made) of the issued share capital of Valencia (determined on an as converted basis) for each such year that the maximum annual amount of the Deferred Fees are not otherwise paid pursuant to Section 2.2.1 or 2.2.2, such that if the maximum annual amount of the Deferred Fees were deferred for each year of the entire eight year term of the Drilling Contract, the MA Party would acquire 20% of the issued share capital of Valencia; provided, however, that F3 and Valencia shall only be permitted to satisfy Deferred Fees by means of delivery of Ordinary Shares if the net worth of Valencia as of the DC Date most recently occurring prior to such delivery is at least $250 million, as determined by the audited financial statements of Valencia (a copy of which shall be delivered to the MA Party) for the fiscal year most recently ended (consisting of a balance sheet, an income statement and a statement of cash flows), prepared in accordance with GAAP, and accompanied by an unqualified opinion of independent auditors of recognized international standing, that such financial statements have been prepared in accordance with GAAP and setting forth in all material respects the financial condition and results of operations of Valencia. If Valencia does not have such minimum net worth, then F3 and Valencia shall not be permitted to satisfy Deferred Fees by means of delivery of Ordinary Shares, but instead shall be required to pay such Deferred Fees in cash.

For so long as Valencia retains the right hereunder to issue to the MA Party Ordinary Shares in accordance with clause 2.2.3 above:

2.2.3.1	if the Financier reasonably requests, the MA Party agrees that it shall acquire the Ordinary Shares subject to any then-existing lien rights of Financier; and

2.2.3.2

it shall be a condition precedent to Valencia’s right to issue the Ordinary Shares in satisfaction of Deferred Fees that the MA Party, VDC, Valencia and any other shareholders of Valencia at that time execute a shareholders’ agreement, in form and substance reasonably satisfactory to VDC, the MA Party, Valencia and such shareholders, containing the following terms: (i) before the MA Party can transfer its Ordinary Shares it must first offer its Ordinary Shares to the other shareholders of Valencia at a price to be determined by an independent expert if not agreed between the parties, (ii) the shares of Valencia owned by the MA Party shall have anti-dilution rights if Valencia sells its share capital for less than book value per share, (iii) without written approval from the MA Party, Valencia shall not be permitted to (a) enter in any merger, consolidation or reorganization, (b) sell any material portion of its assets, (c) issue or incur any indebtedness, liability or obligation, contingent or liquidated, excluding trade payables incurred in the ordinary course of business, (d) pay any dividend, or (e) enter into any transaction with an Affiliate, (iv) the MA Party would be entitled to have one individual attend all meetings of the board or any board committees of Valencia; (v) the MA Party would be able to participate and tag along in any extraordinary transaction involving Valencia that is proposed by another shareholder of Valencia for the same transaction and on substantially similar terms, and (vi) the MA Party would have a pre-emptive right to acquire a proportionate amount of the share capital of Valencia with respect to any future Valencia share capital issuances, participating on substantially equivalent terms as those offered to third parties.

2.3	If, within eight years after the date hereof (provided that the Drilling Contract remains in force and the MA Party has continuing obligations thereunder),

(i) an event of default arising from the act or omission of Valencia occurs under any agreement, including any loan or credit agreement, security agreement, ship mortgage, fleet mortgage or other agreement pertaining to the financing of the Vessel, and it remains uncured for 30 days,

(ii) a default or event of default arising from the act or omission of Valencia occurs under any agreement between the Builder and Valencia (or any affiliate thereof) pertaining to the construction of the Vessel in relation to payment or which will delay the contractual delivery date of the Vessel, and it remains uncured for 30 days, or

(iii) demand is made for payment under the Performance Guarantee in respect of a breach solely caused by Valencia,

then VDC shall have the option (subject to any financing arrangements that are in place and any obligations that Valencia has thereunder or provisions that are contained therein that would prevent exercise of such an option), to purchase all of the issued and outstanding shares of Valencia, free and clear of all liens, claims and encumbrances for cash payment with the shares valued at fair market value as determined by appraisal conducted by an appraisal firm jointly selected by the Parties (provided that if the parties hereto cannot agree within 30 days after commencing negotiations on the identity of such appraiser, then each party shall name an appraiser and the appraisal shall be conducted promptly by a third appraiser selected by the nominees of each party), the cost of such appraisal to be paid by Valencia. F3 shall cause Valencia to maintain its stock transfer records so as to reflect the rights and provisions set forth in this Section 2.3, so that any transferee of the shares of Valencia owned by F3 shall be subject to the terms and provisions hereof until the eighth anniversary of the date hereof.

3	ADDITIONAL UNDERTAKINGS

3.1

If requested by Valencia, VDC and VDWC hereby undertake to use their reasonable efforts to obtain an extension of two years to the existing term of the Drilling Contract. If the Drilling Contract is novated pursuant to the provisions of clause 2.1.2 above, VDC and VDWC hereby undertakes to use their reasonable efforts to assist Valencia to obtain an extension of two years to the existing term of the Drilling Contract; provided, that neither VDC nor VDWC is required to take any action that would have a Material Adverse Effect.

3.2

Subject to the terms of this Agreement, each of Valencia and F3 hereby undertake to take all such steps and do all such acts as are reasonably necessary to protect and preserve VDWC’s rights under the Drilling Contract and the Management Agreement; provided, that none of Valencia, VDC, VDWC or F3 is required to take any action that would have a Material Adverse Effect.

3.3

As soon as reasonably practical (but always within 90 Business Days of the date of this Agreement) following execution of this Agreement, Valencia will provide VDC and VDWC with summary financing details for the Vessel (the “Financial Summary”), including projected levels of equity and debt required to finance the Vessel, likely sources of funding for each, and the terms and conditions governing any proposed debt. Within five Business Days following the end of each calendar month during the term of this Agreement (but not before the provision by Valencia to VDC and VDWC of the Financial Summary), Valencia will provide VDC and VDWC in writing with an anticipated timeline and key milestones for the financing of Valencia and the Vessel, the progress of such financing during such calendar month, and the expected progress of such financing in the following calendar month. From time to time Valencia shall provide to VDC answers to such reasonable questions as VDC may have with respect to such financing activities and progress.

3.4

Titanium agrees that Valencia may defer payment of all of the Construction Manager’s Fee (as defined in the Construction Management Agreement and amounting to $416,666.67 per month) accruing after the date of this Agreement and due to Titanium pursuant to the Construction Management Agreement (the “Deferred Construction Manager’s Fee) until the date of delivery of the Vessel by the Builder to Valencia at which point the Deferred Construction Manager’s Fee will be payable to Titanium; provided, however, that such deferral only pertains to the Construction Manager’s Fee and not to any other reimbursable amounts due by Valencia to Titanium pursuant to the Construction Management Agreement, which shall be duly paid by Valencia as provided in the Construction Management Agreement.

4	NOTICES

4.1	Any and all notices to be given under the terms of this Agreement shall be given in writing and shall be delivered personally or by facsimile or first class post to the following addresses:

4.1.1	To F3:

F3 Capital

c/o Campbell Corporate Services Limited

Scotia Centre,

PO Box 268,

Grand Cayman

KY1-1104,

Cayman Islands

Fax: (345) 949 8613

with a copy to:

Ince & Co

International House

1 St Katherine’s Way

London E1W 1AY

Fax: +44 20 7481 4968

Ref: WJM/8643

4.1.2	To VDC:

Vantage Drilling Company

c/o P.O. Box 309, Ugland House,

Grand Cayman,

KY1-1104, Cayman Islands

Fax: (281) 404 4749

Attention: Christopher Celano, General Counsel

with a copy to:

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010

Attention: Joshua P. Agrons

Fax: (713) 651-5246

4.1.3	To VDWC:

Vantage Deepwater Company

c/o P.O. Box 309, Ugland House,

Grand Cayman,

KY1-1104, Cayman Islands

Attention: Christopher Celano, General Counsel

Fax: (281) 404 4749

with a copy to:

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010

Attention: Joshua P. Agrons

Fax: (713) 651-5246

4.1.4	To Valencia:

Valencia Drilling Corporation

c/o TMT Co Ltd

12th floor

No. 167, Fu Hsin N. Rd

Taipei City,

Taiwan

R.O.C.

with a copy to:

Ince & Co

International House

1 St Katherine’s Way

London E1W 1AY

Fax: +44 20 7481 4968

Ref: WJM/8643

4.1.5	To Titanium:

Titanium Explorer Company

c/o P.O. Box 309, Ugland House,

Grand Cayman,

KY1-1104, Cayman Islands

Attention: Christopher Celano, General Counsel

Fax: (281) 404 4749

with a copy to:

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010

Attention: Joshua P. Agrons

Fax: (713) 651-5246

4.2	Notice shall be effective, in the case of a letter, on delivery, and in the case of a facsimile, on receipt by the sender of a confirmed transmission report.

5	COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which, when so executed, shall be deemed to be an original but such counterparts shall together constitute but one and the same instrument.

6	THIRD PARTY RIGHTS

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

7	FEES AND COSTS

Each Party shall be responsible for its own fees and expenses in relation to the preparation, execution and completion of this Agreement.

8	FURTHER ASSURANCE

The Parties agree to do all such things as may be necessary or advantageous in order to give full effect to the terms and scope and purpose of this Agreement.

9	CONFIDENTIALITY

9.1

The Parties agree to treat as confidential all documents and other information which they may obtain in connection with this Agreement unless disclosure of such information is expressly permitted by prior agreement of the other party, required by law, or is made in connection with a request from, or other disclosure to a regulatory authority or governmental agency or authority, including the U.S. Department of Justice or the U.S. Securities and Exchange Commission.

9.2

The Parties shall not make any press releases without the prior approval of the other parties except as may be required by law. Following execution of this Agreement, the Parties shall consult together on the timing, contents and manner of release of an agreed form announcement and on the terms of any SEC filings in respect of this Agreement.

10	MISCELLANEOUS

10.1

This Agreement and any disputes of claims arising out of or in connection with its subject matter or formation (including non-contractual disputes and claims) shall be governed by and construed in accordance with English law.

10.2

The Parties irrevocably agree that the courts of England in London have exclusive jurisdiction to settle any disputes or other matters whatsoever arising under or in connection with this Agreement (including a dispute relating to non-contractual obligations arising in connection with this Agreement) and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, and the Parties accordingly irrevocably and unconditionally submit to the jurisdiction of such courts.

10.3

Each Party irrevocably consents to the service of process relating to any proceedings before the English courts in connection with this Agreement by mailing or delivering a copy of the process to its address for the time being applying under clause 4.

10.4

The agreements contained in this clause 10 shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.

10.5

This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover. Each party acknowledges that in entering into this Agreement, it does not rely on, and shall have no remedy in respect of, any representation of any person other than as expressly set out in this Agreement. Nothing in this clause 10.5 operates to limit or exclude any liability for fraud.

EXECUTION PAGE

IN WITNESS WHEREOF this Agreement has been executed and delivered as a Deed on the day and year first above written.

SIGNED and DELIVERED	)
as a DEED	)
by	)	By:	/s/ Hsin Chi Su
for and on behalf of	)	Print Name:	Hsin Chi Su
F3 CAPITAL	)	Title:	Director
)

SIGNED and DELIVERED	)
as a DEED	)
by	)	By:	/s/ Paul A. Bragg
for and on behalf of	)	Print Name:	Paul A. Bragg
VANTAGE DRILLING COMPANY	)	Title:	Chairman & Chief Executive Officer
)

SIGNED and DELIVERED	)
as a DEED	)
by	)	By:	/s/ Paul A. Bragg
for and on behalf of	)	Print Name:	Paul A. Bragg
VANTAGE DEEPWATER COMPANY	)	Title:	Chief Executive Officer

SIGNED and DELIVERED	)
as a DEED	)
by	)	By:	/s/ Hsin Chi Su
for and on behalf of	)	Print Name:	Hsin Chi Su
VALENCIA DRILLING CORPORATION	)	Title:	Director

SIGNED and DELIVERED	)
as a DEED	)
by	)	By:	/s/ Paul A. Bragg
for and on behalf of	)	Print Name:	Paul A. Bragg
TITANIUM EXPLORER COMPANY	)	Title:	Chief Executive Officer